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                                                                 EXHIBIT 5.1

                             September 17, 1996


CardioThoracic Systems, Inc.
10600 North Tantau Avenue
Cupertino, California  95014

Re: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on September 17, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the Incentive Stock Plan (as to 1,510,000 shares), of the Employee Stock Purchase Plan (as to 150,000 shares), of the Director Option Plan (as to 200,000 shares) and of the Nonstatutory Stock Option Plan (as to 995,000 shares) (collectively, the "Plans"). As legal counsel for CardioThoracic Systems, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the shares of Common Stock of CardioThoracic Systems, Inc. (the "Shares") pursuant to the Plans.

     It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


                               Very truly yours,

                               WILSON SONSINI GOODRICH & ROSATI
                               Professional Corporation